UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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TERRA INNOVATUM GLOBAL N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TERRA INNOVATUM GLOBAL N.V.

CONVOCATION NOTICE OF THE 2026 ANNUAL GENERAL MEETING

This is the convocation notice for the annual general meeting of shareholders of Terra Innovatum Global N.V., a public limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554 (Company), to be held on 16 November 2026 at 14:00 Central European Time at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands (AGM).

AGENDA

The agenda for the AGM is set out below. Undefined terms in this agenda shall have the meaning as set out in the explanatory notes to the agenda.

Opening

(1)	Financial year 2025

a.	Discussion of the annual accounts for the financial year 2025 (discussion item)
b.	Extending the period for preparing the Board Report and the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code (voting item)
c.	Discharge from liability of the directors for the performance of their duties during the financial year 2025 (voting item)
d.	Adoption of the annual accounts for the financial year 2025 (voting item)

(2)	Reappointment and appointment of directors of the Company (voting items):

a.	Reappointment of Alessandro Petruzzi as executive director
b.	Reappointment of Massimo Morichi as executive director
c.	Appointment of Katherine Crocker Williams as executive director
d.	Appointment of Joanna Lyn Lohkamp as non-executive director
e.	Appointment of Kostadin Ivanov as non-executive director
f.	Appointment of Mamdouh El‑Shanawany as non-executive director
g.	Appointment of S. Michael Modro as non-executive director
h.	Appointment of Tony Tullio as non-executive director

(3)	Approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board (voting item)

(4)	Approval of the amendment of the remuneration policy of the Company (voting item)

(5)	Authorization of the Board to acquire shares in its own capital (voting item)

(6)	Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025 (voting item)

(7)	Any other business

Closing

No business shall be voted on at the AGM, except such items as included as voting items in the abovementioned agenda.

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Meeting materials
Copies of the annual accounts for the financial year 2025, the proposed amended remuneration policy of the Company, and the explanatory notes to the agenda are available for inspection and can be obtained free of charge by shareholders and others through the Company’s website (https://investors.terrainnovatum.com) and at the offices of the Company at Via Matteo Trenta 117, CAP 55100, Lucca, Italy until the close of the AGM.

Record Date and designated registers
The record date for the AGM is 19 October 2026 (Record Date). Shareholders and other persons with meeting rights and/or voting rights in respect of shares in the capital of the Company who are recorded as such on the Record Date in the Company’s shareholders’ register or in the register maintained by the Company’s U.S. transfer agent, Continental Stock Transfer & Trust Company, may attend and, if relevant, vote at the AGM (Registered Holders), regardless of any changes after the Record Date.

Attendance and voting
Each ordinary share in the capital of the Company confers the right to cast 1 vote at the AGM. Each preferred share in the capital of the Company confers the right to cast 10,000 votes at the AGM.

The Company expects to make its definitive proxy statement, proxy card and related materials available to the Company’s shareholders on or about 26 October 2026 (Proxy Materials). Registration for attendance at the AGM and voting by proxy will open upon distribution of the Proxy Materials. The 16-digit control number required for registration and online voting will be included in the proxy card or, for beneficial owners, in the voting instruction form provided by their broker, bank, nominee or other financial intermediary.

Registered Holders and persons who beneficially own shares through a broker, bank, nominee or other financial intermediary on the Record Date (Beneficial Owners), who wish to attend and vote at the AGM in person or virtually, may register by visiting www.proxyvote.com, using their 16-digit control number, no later than 23:59 Eastern Time on 12 November 2026 (05:59 Central European Time on 13 November 2026). Registered Holders must provide proof of ownership of the relevant shares. Beneficial Owners must provide proof of beneficial ownership, such as a recent account statement. Beneficial Owners who wish to vote in person at the AGM must also obtain a legal proxy from the relevant broker, bank, nominee or other financial intermediary confirming their authority to vote at the AGM. A legal proxy is not required for Beneficial Owners attending virtually. Attendees may be asked to present valid proof of identity.

Registered Holders may vote online at www.proxyvote.com by following the instructions in the Proxy Materials, or by signing, dating and returning the proxy card included in the Proxy Materials, which will also be made available on the Company's website at https://investors.terrainnovatum.com. Beneficial Owners will receive a voting instruction form from their broker, bank, nominee or other financial intermediary and should follow the instructions provided therein.

Internet votes, proxy cards and voting instructions must be received by the deadline specified in the Proxy Materials, which the Company expects to be 23:59 Eastern Time on 12 November 2026 (05:59 Central European Time on 13 November 2026). Beneficial Owners may be subject to earlier deadlines set by their broker, bank nominee or other financial intermediary. Late notices, proxies or other required documents may be disregarded, and persons who have not complied with the procedures described in this notice may be refused entry to the AGM.

Resolutions on the voting items will be adopted by a simple majority of the votes cast, unless the law or the Company’s articles of association require otherwise. Abstentions, blank votes, invalid votes and broker non-votes will not be counted as votes cast. Votes cast prior to the AGM by electronic means (including through www.proxyvote.com) or by letter (including by proxy card) will be deemed to be votes cast at the AGM.

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Other matters
In case you have any questions with respect to the AGM, please contact agminfo@terrainnovatum.com. You are advised to check our website (https://investors.terrainnovatum.com) on a regular basis for updates on the AGM. The official language of the AGM shall be the English language.

Additional information and where to find it
The Company intends to file a definitive proxy statement on Schedule 14A and a form of proxy card with the U.S. Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for the AGM. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and on the Company’s website (https://investors.terrainnovatum.com).

Participants in the solicitation.
The Company, its directors, director nominees and certain of its executive officers may be deemed participants in the solicitation of proxies in connection with the AGM. Information regarding their identities and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC on June 16, 2026, and will be set forth in the definitive proxy statement and other relevant materials filed with the SEC. No form of proxy is being furnished with this notice.

The Board,

16 October 2026

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EXPLANATORY NOTES TO THE AGENDA OF THE 2026 ANNUAL GENERAL MEETING

These are the explanatory notes to the agenda for the annual general meeting of shareholders of Terra Innovatum Global N.V., a public limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554 (Company), to be held on 16 November 2026 at 14:00 Central European Time at Sheraton Amsterdam Airport Hotel and Conference Center, the Netherlands (AGM).

(1a)	Discussion of the annual accounts for the financial year 2025 (discussion item)

This agenda item comprises a discussion of the Company’s annual accounts over the financial year 2025. The Company’s annual accounts over the financial year 2025 have been made available on the website of the Company (https://investors.terrainnovatum.com) and the Company’s office address.

(1b)	Extending the period for preparing the annual accounts for the financial year 2025 as referred to in Section 2:101 of the Dutch Civil Code (voting item)

The Board of Directors of the Company (the Board) was not able, due to special circumstances, to complete the preparation of the annual accounts for the financial year 2025 within the statutory period of five months following the end of the financial year. It is therefore proposed to ratify the extension of this period by an additional five months.

As at the date of the convocation notice for the AGM, the Board has completed the preparation of the annual accounts.

(1c)	Discharge from liability of the directors for the performance of their duties during the financial year 2025 (voting item)

It is proposed that the directors of the Company be discharged from liability for the performance of their duties during the financial year 2025, insofar as the performance of such duties is disclosed in the Company’s annual accounts over the financial year 2025 or has otherwise been publicly disclosed prior to the adoption of the Company’s annual accounts over the financial year 2025.

(1d)	Adoption of the annual accounts for the financial year 2025 (voting item)

The Company’s annual accounts over the financial year 2025 have been drawn up and signed by all directors of the Company. The Company’s annual accounts over the financial year 2025 have been made available on the website of the Company (https://investors.terrainnovatum.com) and the Company’s office address.

It is proposed to adopt these annual accounts.

(2)	Reappointment and appointment of directors of the Company for a term expiring at the end of the Company’s annual general meeting to be held in the year 2027 (voting items)

Pursuant to the Company's articles of association, directors are appointed by the General Meeting upon the binding nomination of the Board for a maximum term of one year. Their term of office lapses immediately after the close of the annual general meeting held in the year following their (re-)appointment. Directors may subsequently be reappointed.

(a)	Reappointment of Alessandro Petruzzi as executive director

In accordance with the nomination made by the Board, it is proposed to reappoint Alessandro Petruzzi as executive director of the Company for a term expiring at the end of the Company's annual general meeting to be held in 2027.

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Alessandro Petruzzi has performed his duties satisfactorily and, based on his performance since his appointment, the Board believes that Alessandro Petruzzi continues to be well qualified to serve as executive director of the Company.

Alessandro Petruzzi is a Co-Founder of Terra Innovatum S.R.L. and has served as its President since inception. He has served as Chief Executive Officer and executive director of the Company since October 2025. In addition, he founded Nuclear and Industrial Engineering S.R.L., a company providing nuclear safety assessment and licensing services worldwide. Mr. Petruzzi has extensive experience in the nuclear industry and has led international safety and licensing projects for nuclear facilities in several jurisdictions, including Argentina, the United Kingdom, Finland, Brazil and Poland. He has also contributed to various IAEA safety review and research programs and has authored numerous scientific publications in the field of nuclear engineering and safety. Mr. Petruzzi holds a PhD in Nuclear and Industrial Safety from the University of Pisa.

(b)	Reappointment of Massimo Morichi as executive director

In accordance with the nomination made by the Board, it is proposed to reappoint Massimo Morichi as executive director of the Company for a term expiring at the end of the Company's annual general meeting to be held in 2027.

Massimo Morichi has performed his duties satisfactorily and, based on his performance since his appointment, the Board believes that Massimo Morichi continues to be well qualified to serve as executive director of the Company.

Massimo Morichi has served as Partner, Chief Strategy Officer and SOLO Safeguards Director of Terra Innovatum since April 2025 and as executive director of the Company since October 2025. Dr. Morichi has more than twenty years of experience in the nuclear sector and has held senior executive and R&D leadership positions at, among others, AREVA Group and CAEN S.p.A. Group. He has extensive expertise in nuclear technology, safeguards, innovation and strategic development and currently also serves as a board member of CAEN S.p.A. Group and as professor and lecturer at several universities in France and Italy. Dr. Morichi holds a PhD in Nuclear Physics from Sapienza University of Rome and is a Certified Radiation Protection Expert.

(c)	Appointment of Katherine Crocker Williams as executive director

In accordance with the nomination by the Board, it is proposed to appoint Katherine Crocker Williams as executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

Katherine Crocker Williams has served as the Company's interim executive director and Chief Financial Officer since March 2026, following her service as a non-executive director and Chairperson of the Board from October 2025 until March 2026. Ms. Williams brings extensive leadership and financial experience in the energy sector, including more than twenty years with Framatome Inc., a leading nuclear engineering and technology company, where she served as Chief Executive Officer and Chief Financial Officer. Through her previous service on the Board and her current executive role, Ms. Williams has developed a comprehensive understanding of the Company's business, operations and strategic objectives. The Board believes that her leadership experience, financial expertise and deep industry knowledge make her well qualified to serve as executive director and Chief Financial Officer of the Company and therefore recommends her appointment as executive director of the Company.

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(d)	Appointment of Joanna Lyn Lohkamp as non-executive director

In accordance with the nomination by the Board, it is proposed to appoint Joanna Lyn Lohkamp as non-executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

Ms. Joanna Lyn Lohkamp brings more than 30 years of global operating and board leadership experience across technology, manufacturing and infrastructure-oriented businesses. She has served as Chief Executive Officer of Smart Wires since 2023, after joining the company's Board of Directors in 2021. Prior to joining Smart Wires, Ms. Lohkamp served in senior executive roles including Managing Partner and Chief Financial & Operating Officer at NBBJ, President and Chief Operating Officer at Isonics Semiconductor, and leadership positions at Intel Corporation spanning finance, operations, manufacturing, leadership development and mergers and acquisitions. In addition to her executive leadership experience, Ms. Lohkamp brings extensive public- and private-company board experience, including leadership roles on audit and risk, compensation, and nominating and governance committees. She is co-founder of the Better Boards Initiative, a nonprofit dedicated to advancing effective and diverse board practices.

(e)	Appointment of Kostadin Ivanov as non-executive director

In accordance with the nomination by the Board, it is proposed to appoint Kostadin N. Ivanov as non-executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

Dr. Kostadin N. Ivanov is Distinguished Professor of Nuclear Engineering at North Carolina State University and an internationally recognized expert in reactor physics and multi-physics reactor simulation. He served as Head of NC State’s Department of Nuclear Engineering from August 2015 through September 2024, during which the department substantially expanded its faculty and graduate enrollment and its graduate program rose to third place in the U.S. News and World Report ranking. Dr. Ivanov has extensive governance and institutional oversight experience, including service on the Board of Managers and the Science and Technology Committee of Idaho National Laboratory and on the Advisory Board of the Nuclear Energy Institute. He chairs a working party and serves on the Nuclear Science Committee of the OECD Nuclear Energy Agency and holds several other scientific and industry advisory positions. He has published more than 310 peer-reviewed papers and conference proceedings and has led numerous international research programs supported by the OECD Nuclear Energy Agency, the U.S. Nuclear Regulatory Commission and the U.S. Department of Energy. Dr. Ivanov holds a PhD in Reactor Physics from the Bulgarian Academy of Sciences and a Master of Engineering in Nuclear Engineering from the Moscow Institute of Power Engineering and is a Fellow of the American Nuclear Society.

(f)	Appointment of Mamdouh El‑Shanawany as non-executive director

In accordance with the nomination by the Board, it is proposed to appoint Mamdouh El‑Shanawany as non-executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

Dr. Mamdouh El‑Shanawany is an internationally recognized nuclear safety expert with approximately 45 years of experience in nuclear design, safety analysis, management and the application of statutory regulatory requirements in the United Kingdom, Canada and the international system. He was a member of the International Atomic Energy Agency team awarded the Nobel Peace Prize in 2005 and was appointed to the IAEA’s International Nuclear Safety Advisory Group in September 2023. Dr. El‑Shanawany serves as Chairman of the Nuclear Energy Maritime Organisation, as a board member and advisor to Core Power Ltd and as Chief Nuclear Advisor to LRQA. From 2004 to 2012, he was Head of the Safety Assessment Section at the IAEA, where he led work to strengthen the safety assessment capabilities and regulatory infrastructure of Member States. He previously served with the United Kingdom’s Nuclear Installations Inspectorate and as a Senior Nuclear Safety Specialist with the Canadian Atomic Energy Control Board, and later served as Global Nuclear Director at Lloyd’s Register. Dr. El‑Shanawany is also Visiting Professor of Nuclear Safety at Imperial College London, a Fellow of the Institution of Nuclear Engineers and a Chartered Engineer.

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(g)	Appointment of S. Michael Modro as non-executive director

In accordance with the nomination by the Board, it is proposed to appoint S. Michael Modro as non-executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

S. Michael Modro has more than forty years of experience in nuclear reactor design, licensing and safety research gained at the Austrian Research Centre Seibersdorf, Idaho National Laboratory, the International Atomic Energy Agency and through independent consulting. His expertise focuses on nuclear power plant behavior under accident conditions, including safety analysis, validation of simulation codes and the design and conduct of experimental programs. Mr. Modro served as Vice President for Strategy Development and Senior Advisor at Nuclear and Industrial Engineering S.r.l. and chaired its Senior Advisory Group, supporting the IAEA and several national programs on safety capacity development, reactor design reviews and licensing. From 2005 to 2011, he was Senior Safety Assessment Officer and Acting Section Head at the IAEA, where he led safety reviews of new reactor designs against IAEA Safety Standards and contributed to the development of international safety standards. During his earlier career at Idaho National Laboratory, he held senior program leadership roles, including Director of the U.S. Generation IV Program on the Supercritical Water Cooled Reactor, and led the design team that developed the MASLWR small passive reactor concept subsequently adopted by NuScale. Mr. Modro holds a Master of Science in Physics from the University of Warsaw.

(h)	Appointment of Tony Tullio as non-executive director

In accordance with the nomination by the Board, it is proposed to appoint Tony Tullio as non-executive director of the Company for a term expiring at the end of the Company’s annual general meeting to be held in 2027.

Tony Tullio is a global finance executive and corporate director with more than forty years of executive leadership experience advising multinational organizations on corporate governance, enterprise risk management, financial stewardship, regulatory compliance, strategic planning, capital allocation and organizational transformation. His career was built across the Stellantis, FCA US, Chrysler Group and DaimlerChrysler organization, where he held Chief Financial Officer and senior finance roles in North America and Europe. In those roles, Mr. Tullio was responsible for financial reporting, treasury, taxation, internal controls, customs compliance and organizational performance and worked directly with boards of directors, audit committees, legal counsel, regulators, external auditors and banking institutions. He established and strengthened delegation of authority frameworks, supported audit committee reporting, led compliance programs and oversaw multi-billion-dollar operating and capital budgets, treasury and liquidity management, mergers, acquisitions and post-transaction integrations. As Chief Financial Officer of DaimlerChrysler Italia, he led all financial operations in Italy, including statutory financial reporting, corporate governance, treasury, tax, VAT, transfer pricing and customs compliance. Mr. Tullio holds a Master of Business Administration from Central Michigan University and a Bachelor of Computer Science from the University of Windsor.

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(3)	Approval of the maximum number of shares and criteria applicable to equity-based remuneration for directors of the Board (voting item)

It is proposed to the General Meeting to determine and approve that, for the period from 16 November 2026 up to and including 31 December 2029, the maximum number of ordinary shares or rights to acquire ordinary shares in the capital of the Company that may be allocated to members of the Board as remuneration, including pursuant to the Remuneration Policy and awards under the Equity Incentive Plan or otherwise, without further shareholder approval, equals an aggregate maximum of 2,000,000 ordinary shares or rights to acquire ordinary shares. The size of this pool may be increased annually by up to 250,000 ordinary shares or rights to acquire ordinary shares per calendar year during the period from 2026 up to and including 2029, including pursuant to any applicable evergreen provisions. The allocation of such ordinary shares or rights to acquire ordinary shares in the capital of the Company shall be based on the achievement of the following six categories of performance criteria:

(a)	Financial criteria (including but not limited to auditable metrics tied to company financial statements and non-GAAP metrics measuring the company financial performance);

(b)	Operational and performance criteria (including but not limited to Licensing & Regulatory, Engineering & Technical Development, Quality & Compliance milestones);

(c)
Strategic and business development criteria (including but not limited to strategic partnerships, commercialization readiness, geographical and market expansion, innovation and IP development, supplier and contract manufacturing network expansion, investor and capital milestones);

(d)	People and organization criteria (including but not limited to key leadership and expertise hiring, succession planning, employee engagement, training and qualification milestones, ESG performance);

(e)
Individual performance and contributions criteria, focusing in particular on an assessment of the extent to which the relevant Director has properly performed the duties assigned to him or her, including that Director's individual contribution, responsibilities, role and tenure, leadership and anticipated future value to the Company; provided that no more than 50% of the aggregate pool referred to above may be allocated on the basis of this sub-criterion (e); and

(f)
New-hire awards, consisting of awards made in connection with the appointment, onboarding or recruitment of a new Director, including sign-on, inducement or make-whole awards intended to offset compensation or equity forfeited at a prior employer.

(4)	Approval of the amendment of the remuneration policy of the Company (voting item)

It is proposed to amend the remuneration policy to (i) provide the Board with flexibility to establish ad-hoc, special or other Board committees and to award additional remuneration to non-executive directors serving on such committees, (ii) clarify the framework applicable to short-term incentives, including target and maximum incentive levels, performance-based determination and the form of settlement, and (iii) provide flexibility for the future introduction of a long-term incentive plan, subject to the applicable corporate approvals.

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(5)	Authorization of the Board to acquire shares in its own capital (voting item)

It is proposed to authorize the Board, for a period of 18 months following the date of the AGM, to acquire fully paid-up shares in the capital of the Company, by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the shares on the Nasdaq Stock Market (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by the Company), up to 10% of the Company's issued capital (determined as at the date of the AGM). For the avoidance of doubt, the Company does not currently intend to exercise this authorization.

(6)	Withdrawal of the Dutch audit engagement of KPMG Accountants N.V. as external Dutch auditor for the financial year ending 2025 (voting item)

Following an assessment of the Company’s statutory reporting obligations under Dutch law, the Company has concluded that it qualifies as a so-called small legal entity within the meaning of Section 2:396 of the Dutch Civil Code. The Company is therefore exempt from the statutory audit requirement relating to the financial year ending 2025. As a consequence, the engagement of KPMG Accountants N.V. (KPMG) to perform the statutory audit of the Company's financial statements for the financial year ending 2025 is no longer required, and it is therefore proposed to withdraw such engagement. This proposal relates solely to the Dutch audit engagement.

Pursuant to Section 2:393(2) of the Dutch Civil Code, an appointment of an external auditor may be withdrawn only for well-founded reasons. The proposed withdrawal is based on the absence of a statutory audit requirement and is not related to any disagreement on financial reporting methods or audit procedures. KPMG has been informed of the proposed withdrawal and has been afforded the opportunity to be heard during this AGM.

In accordance with Section 2:393(2) of the Dutch Civil Code, both the Company and KPMG will notify the Dutch Authority for the Financial Markets of the withdrawal of the engagement without undue delay and provide the reasons for such withdrawal.

As the general meeting previously appointed KPMG as the Company's statutory auditor for the financial year ending 2025, it is now proposed that the general meeting resolves to withdraw that appointment and the related audit engagement.

Additional information and where to find it

The Company intends to file a definitive proxy statement on Schedule 14A and a form of proxy card with the U.S. Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for the AGM. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents free of charge at the SEC's website (www.sec.gov) and on the Company's website (https://investors.terrainnovatum.com).

Participants in the solicitation.

The Company, its directors, director nominees and certain of its executive officers may be deemed participants in the solicitation of proxies in connection with the AGM. Information regarding their identities and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company's most recent Annual Report on Form 10-K filed with the SEC on June 16, 2026, and will be set forth in the definitive proxy statement and other relevant materials filed with the SEC. No form of proxy is being furnished with these explanatory notes.

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